EXHIBIT 5.1

March 7, 2012

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

Ladies and Gentlemen:

We have acted as special counsel to Encore Wire Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, in connection with the proposed sale of up to 4,086,750 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, by certain stockholders of the Company (the “Selling Stockholders”). The Shares are proposed to be sold by the Selling Stockholders in the manner set forth under the caption “Plan of Distribution” in the Prospectus constituting Part I of the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

In connection with this opinion letter, we have examined original counterparts or copies of original counterparts of the Registration Statement. We have also examined originals or copies of such other records of the Company, certificates of public officials and of officers or other representatives of the Company and agreements and other documents as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed:

(i) The genuineness of all signatures.

(ii) The authenticity of the originals of the documents submitted to us.

(iii) The conformity to authentic originals of any documents submitted to us as copies.

(iv) As to matters of fact, the truthfulness of the representations and statements made in certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Encore Wire Corporation

March 7, 2012

Our opinion is limited to Delaware General Corporation Law, including all applicable provisions of the constitution of such jurisdiction and reported judicial decisions interpreting such laws, and we do not express any opinion herein concerning any other laws.

This opinion letter is rendered to you in connection with the transactions contemplated by the Registration Statement. This opinion letter is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We consent to the reference to this firm in the Registration Statement under the caption “Legal Matters” as the attorneys who will pass upon the legal validity of the Shares and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. Our consent, however, shall not constitute an admission to our being experts as provided for in Sections 7 and 11 of the Securities Act.

Respectfully submitted,

/s/ Thompson & Knight LLP

TNB/RHS/AMC